UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): July 25, 2012

Emerson Electric Co.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------------- (State or Other Jurisdiction of Incorporation)	1-278 ------------------- (Commission File Number)	43-0259330 --------------------------- (I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri ------------------------------------------------ (Address of Principal Executive Offices)	63136 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is furnished pursuant to Regulation FD.

Emerson 3-Month Orders Growth
(Percentage change versus prior year; trailing 3-month averages, excluding acquisitions and divestitures)

	April ‘12	May ‘12	June ‘12
Process Management	+15	+5 to +10	+5 to +10
Industrial Automation	-5 to 0	-10 to -5	-15 to -10
Network Power	-10 to -5	-15 to -10	-10 to -5
Climate Technologies	-5 to 0	-5 to 0	-5 to 0
Commercial & Residential Solutions	0 to +5	0 to +5	0 to +5
Total Emerson	0 to +5	-5 to 0	-5 to 0

June 2012 Orders Comments:

Trailing three-month orders declined 3 percent, primarily due to U.S. dollar appreciation versus the euro and the slowing global economy.  Excluding the impact of currency exchange rates (i.e., stronger U.S. dollar), underlying orders held steady at 3 percent growth, as strength in Process Management and improvement in Climate Technologies offset weakness in Network Power and Industrial Automation – particularly in Europe and Asia.  The European financial crisis, uncertainty about the U.S. fiscal cliff on January 1, 2013, and the slowing Chinese economy collectively have created a tenuous global business environment with limited visibility, and many customers have started to “pull back on the reigns of investment.”

Final underlying sales growth in the third quarter was solid, benefiting from strong backlog conversion.  Although currency exchange rates remain unpredictable, in the near term we expect the U.S. dollar to strengthen against the euro – especially given the inability of the European Union to address the fundamental debt crisis.  As a reference point, an exchange rate of $1.20/€ would reduce fourth quarter sales approximately $150 million compared to the guidance issued in May.

Process Management order growth remained strong, as oil and gas, chemical, and power industries continued to invest globally.  Currency exchange rates deducted 11 percentage points, including a significant backlog revaluation.  Backlog conversion and end market demand support the outlook for continued strong performance over the next several quarters.

Industrial Automation orders declined, as high European exposure relative to other Emerson businesses resulted in a challenging economic environment and a currency exchange rate deduction of 5 percentage points.  The power generating alternators, motors and drives, and fluid automation businesses felt the most pressure from the European weakness.

Network Power orders remained negative, with mixed results among businesses and geographies.  Currency exchange rates deducted 3 percentage points.  Persisting telecommunication and information technology end market weakness continued to result in a challenging environment, particularly in the embedded computing and power business, in which product line rationalization continued as well.  Excluding this business, underlying orders increased in the network power systems business, as strength in Latin America offset softness in North America and Asia.

Order trends in Climate Technologies improved, as an increase in demand in the U.S. air conditioning business offset weakness in Europe and softer conditions in Asia.  Underlying orders, which exclude unfavorable currency exchange rates of 2 percentage points, were flat compared to the prior year, the best performance since May 2011.  The U.S. residential market improved, but not at the pace the industry anticipated in early May.  The refrigeration business remained steady despite softness in transportation markets.

Orders growth in Commercial & Residential Solutions remained steady, as construction markets in the U.S. continued to reflect stable demand.  Growth was led by the food waste disposers and wet/dry vacuums businesses. Currency exchange rates deducted 1 percentage point.

Upcoming Investor Events:

On Tuesday, August 7, 2012, Emerson will issue the Company’s third quarter 2012 results.  Management will discuss the results during a conference call at 2:00 p.m. ET (1:00 p.m. CT) the same day.  Interested parties may listen to the live conference call via the Internet by visiting Emerson’s website at www.Emerson.com/financial and completing a brief registration form.  A replay of the conference call will remain available for approximately three months after the call.

Forward-Looking and Cautionary Statements:

Statements in this Current Report on Form 8-K that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date: July 25, 2012	By:	/s/ Timothy G. Westman
Timothy G. Westman Vice President, Associate General Counsel and Assistant Secretary